Exhibit 21.1

List of Subsidiaries of Forum Energy Technologies, Inc.

Name	Jurisdiction
ABZ Peru	Peru
AMC Engineering Ltd.	United Kingdom
Blohm + Voss Oil Tools GmbH	Germany
Blohm + Voss Oil Tools Holding Inc.	Delaware
Blohm + Voss Oil Tools LLC	Delaware
Dynacon, Inc.	Texas
FET Finance Ltd.	Cayman Islands
FET Global Finance Limited	Ireland
FET Global Holdings Limited	United Kingdom
FET Global L.P.	United Kingdom
FET Holdings LLC	Delaware
FET Worldwide L.P.	United Kingdom
Forum Australia Pty. Ltd.	Australia
Forum Canada ULC	Canada
Forum Energia, Tecnologia, Equipamentos, e Servicos Ltda.	Brazil
Forum Energy Asia Pacific Pte. Ltd.	Singapore
Forum Energy Services, Inc.	Delaware
Forum Energy Solutions de Mexico, S. de R.L. de C.V.	Mexico
Forum Energy Technologies (UK) Limited	United Kingdom
Forum Global Holdings, LLC	Delaware
Forum Global Tubing LLC	Delaware
Forum Global Tubing LP	Delaware
Forum Holdings, LLC	Delaware
Forum International Holdings, Inc.	Delaware
Forum Luxembourg Limited S.a.r.l.	Luxembourg
Forum Middle East Limited	British Virgin Islands
Forum Oilfield Solutions de Mexico	Mexico
Forum Oilfield Technologies De Mexico S de RL	Mexico
Forum Singapore Holdings Limited	United Kingdom
Forum US, Inc.	Delaware
Forum Worldwide Holdings Limited	United Kingdom
Global Flow Technologies, Inc.	Delaware
Merrimac Manufacturing, Inc.	Texas
Moffat 2000 Limited	United Kingdom
Oilfield Bearing International Limited	United Kingdom
Pro-Tech Valve Sales, Inc.	Canada
Quality Wireline & Cable Inc.	Canada
Syntech Technology, Inc.	Virginia
TGH (AP) Pte. Ltd.	Singapore
TGH (US), Inc.	Delaware

Tube Tec (Tubular Protection Services) Limited	United Kingdom
UK Project Support Ltd.	United Kingdom
Wireline Solutions, L.L.C.	Texas
Z Resources, Inc.	Texas
Z Explorations, Inc.	Texas
Zy-Tech de Venezuela S.A.	Venezuela
Zy-Tech Global Industries, Inc.	Delaware
Zy-Tech Valvestock Africa (PTY) Ltd.	South Africa